UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

PIPER JAFFRAY COMPANIES

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 17, 2008
Dear Shareholder:
Following up on our reminder from last week, we are writing to you again regarding the May 7, 2008 Annual Meeting of Shareholders of Piper Jaffray Companies. According to our latest records, we have not received your vote. The Board of Directors recommends that shareholders vote “FOR” all proposals to be voted on at the meeting.
As we discussed in our reminder last week, the proxy statement contains a proposal to approve an amended and restated version of our 2003 Annual and Long-Term Incentive Plan, which is being amended and restated principally to increase the number of shares available for grant. The increase in shares will allow us to further our goal of aligning employees’ interests with the interests of shareholders, will foster an ownership culture among employees, will assist in the recruitment and retention of employees, and will allow us to pay a portion of our incentive compensation in equity, in lieu of cash. Your vote “FOR” the Incentive Plan is particularly important. Absent shareholder approval of the Incentive Plan, our ability to make year-end equity awards to employees will be severely limited.
The meeting is fast approaching, so please cast your vote TODAY by telephone, via the Internet or by signing, dating and returning the enclosed proxy card. By doing so, you will help us achieve our strategic goals and reduce further costs associated with solicitation.
Sincerely,

Andrew Duff
Chairman and Chief Executive Officer

IMPORTANT
To vote your shares by telephone or the Internet,
follow the instructions on the enclosed card.
If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A, at the following
TOLL-FREE number:
1-888-750-5834